EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT made as of the 15th day of November, 2004.

BETWEEN:

CARDERO RESOURCE CORP., a company incorporated under the laws of British Columbia and having its head office at 1901 - 1177 West Hastings Street, Vancouver, British Columbia, V6E 2K3

(the “Company”)

AND:

MARK D. CRUISE, Geologist, of 344 West 26th Street, North Vancouver, British Columbia, V7N 2G6

(the “Employee)

WHEREAS

A:

The Employee is an experienced geologist with expertise in managing portfolios of mineral exploration projects throughout the world, with emphasis on properties in Canada, Mexico and South America;

B.

The Company has, or has the rights to acquire interests in, a number of mineral properties, primarily in Mexico and South America and is in need of a Vice-President, Exploration, who has the skills and knowledge to oversee and manage the Company’s property portfolio, and to source out and secure additional prospective mineral properties which fit the Company’s exploration focus;

C.

The Company has agreed to retain the Employee as its Vice-President, Exploration, and the Employee has agreed to be employed as such, all upon the terms and conditions set forth herein.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements contained herein the parties hereto agree as follows:

ARTICLE 1 - EMPLOYMENT, TERM, AND POSITION

1.01

Employment.  The Company hereby agrees to employ the Employee, and the Employee hereby agrees to work for the Company, upon the terms and conditions hereinafter set forth.

1.02

Term.  The employment of the Employee by the Company hereunder will be for a period (the “Term”) commencing on the 15th day of November, 2004 and continuing until terminated as hereinafter provided in Article Four.

1.03

Position.  The Employee will serve as Vice-President, Exploration of the Company.  At the request of the Company, the Employee will also serve as the Vice-President, Exploration, of one or more of its existing wholly-owned subsidiaries (Cardero Argentina, S.A., an Argentinean Company, and Minerales y Metales California, S.A. de C.V., a Mexican Company) or any subsequently acquired or incorporated wholly owned subsidiary (collectively, the “Subsidiaries”).  The Employee agrees, at no additional remuneration, to serve in such other executive capacities and to assume such responsibilities and perform such duties consonant with his position as an executive of the Company as the board of directors of the Company (the “Board”), acting reasonably, may require and assign to him.

10.4

Location.  The Employee will be based at and will perform his duties primarily at the Company’s offices in Vancouver, British Columbia, and will be present at and perform his duties at other locations in British Columbia or in other jurisdictions with such frequency and for such duration as the Board or the President or the Employee reasonably considers necessary for the proper and timely performance of the Employee's duties hereunder.

10.5

Travel.  The Employee acknowledges that he will be required to travel extensively in connection with the performance of his duties hereunder, and will ensure that he is able to do so as and when required for the proper and efficient performance of his duties hereunder and will, without limitation, maintain at all times a valid passport and other required travel documentation (including, where required, visas) and such up-to-date inoculations as are likely to be required in order to visit those places where the Company presently has mineral properties.  The Company will pay for, or reimburse the Employee for, the costs of obtaining and maintaining such required travel documentation and up-to-date inoculations.  The Employee warrants and represents that he is under no disability or other disqualification which would or could reasonably be expected to, prevent him from travelling to and from those jurisdictions in which the Company presently has, or has the right to acquire, mineral properties or interests therein.

ARTICLE 2 - THE EMPLOYEE'S DUTIES AND OBLIGATIONS

2.01

Employee’s Duties.  The Employee will be responsible for assessing potential mineral property acquisitions, overseeing and managing the exploration and development of the Company’s existing and future mineral properties, and otherwise carrying out the duties normally associated with the position of Vice-President, Exploration in a mineral exploration company.  The Employee’s duties and responsibilities will include, without limitation, the following:

(a)

preparing (in conjunction with the Company’s consulting geologists), and presenting to Board for approval, proposed work programs and budgets for the exploration of the Company’s mineral properties, taking into consideration the results obtained from previous programs, funding available and anticipated results to be achieved;

(b)

reviewing and monitoring, on an ongoing basis, the progress, expenditures and results of exploration programs on the Company’s mineral properties, and reporting to the President of the Company (“President”) and the Board on a regular basis as to the progress of such programs, actual expenditures relative to budgeted expenditures and his recommendations (if any) with respect to any changes or amendments to such programs;

(c)

supervising and managing the overall implementation of exploration and development programs on the Company’s mineral properties and projects, including supervising the consulting geologists retained to run such programs and the other consultants and contractors engaged with respect to such programs;

(d)

reviewing (including on-site inspections, if determined appropriate) and making recommendations with respect to potential mineral property acquisitions and, if requested by the President or the Board, engaging in negotiations with respect to the acquisition of such mineral properties as the Company determines to pursue;

(e)

at the request of the Board, preparing and presenting such reviews, summaries and reports with respect to the status of and progress and expenditures on the Company’s mineral property exploration programs;

(f)

at the request of the President or the Board, negotiating for and securing the services of consulting geologists, geophysicists and other exploration professionals, drilling and other contractors and contracts, expediting, forwarding and similar services and camp equipment and supplies; and

(g)

such other duties as are reasonably consistent with the foregoing and the Employee’s position as may be requested by the Company from time to time and as are within the expertise and reasonable ability of the Employee to provide, provided that the Company reserves the right to make such reasonable changes to the foregoing duties as the Company may determine to be appropriate and as are consistent with its ongoing business needs.

2.02

Full Time and Efforts.  The position of the Employee is a full-time position, and during the Term the Employee will, subject to section 3.06, devote his full time, effort and attention to the performance of his duties on behalf of the Company hereunder, given a reasonable allowance for absences due to sickness and unavoidable personal matters.

2.03

Outside Business Activities.  The Employee will not, during the Term, accept any employment from, and will not provide any services (whether on a consulting basis or otherwise) to any other person, firm or Company and, in particular, will not provide geological consulting services and advice to persons other than the Company.

2.04

Employee’s Representations and Warranties.  The Employee represents and warrants to the Company that:

(a)

he is not subject to any confidentiality, non-disclosure, non-competition, or other restrictive covenant between the Employee and (any of) his former employer(s) that could or might in any way adversely affect the Employee or his ability to fully and efficiently carry out and perform his duties hereunder or that would prevent him in any way from fully disclosing to and discussing with the Company all aspects of the mineral properties and projects in which the Company has, or has a right to acquire, an interest; and

(b)

he has made application for landed immigrant status in Canada and is not presently aware of any reason why such status should not be granted in due course.

2.05

Compliance with Securities Laws, Prohibition on Insider Trading.  The Employee acknowledges that the Company is a “reporting issuer” and a public company and that its common shares trade on various stock exchanges, and that, as a consequence of this, the Company and its directors, officers, employees and consultants are subject to securities laws in both Canada and the United States.  The Employee also acknowledges that much of the information which will be received by, or become known to, him during the course of his employment by the Company hereunder (whether or not such information is also confidential information (as defined in Section 6.02)) is likely to be material and non-public information with respect to the business, affairs, assets, mineral properties and/or status (financial and otherwise) of the Company and may constitute material facts or material changes (as those terms are defined in the Securities Act (B.C.)), and that the provisions of applicable securities legislation, including, without limitation, section 86 of the Securities Act (B.C.), prohibit:

(a)

trading in securities of a reporting issuer such as the Company by a person who knows of a material fact or a material change with respect to that issuer that has not been generally disclosed, or

(b)

informing another person of a material fact or a material change with respect to that reporting issuer before the material fact or material change has been generally disclosed, unless the giving of such information is necessary in the course of business of the reporting issuer or of such person.

The Employee also acknowledges that the penalties for violation of such prohibitions are severe and that the carrying on of any such activities will materially and adversely affect the Company.  Accordingly, the Employee agrees that he will take all necessary steps to fully comply with applicable legislation regarding any trading in the securities of the Company.

ARTICLE 3 – EMPLOYEE COMPENSATION

3.01

Base Salary.  The Employee will be compensated by the Company for his services hereunder at the rate of CAD ONE HUNDRED AND SEVENTY-FIVE THOUSAND (CAD 175,000) DOLLARS per annum commencing September 1, 2004 (the “Base Salary”).  The Employee's Base Salary will be payable in substantially equal bi-monthly instalments in arrears, subject to such government withholding, social and other employee taxes or deductions as may be required by law.

3.02

Bonus Program(s).  The Employee will be entitled to participate in any profit-sharing or bonus program from time to time established by the Company to the extent as may be determined by the Board in its sole discretion, but commensurate with other senior executives of the Company.  The Employee acknowledges that there are not presently any such profit sharing or bonus programs in place, and that the Company has no present intention of establishing any such program(s).

3.03

Stock Options.  The Employee will be entitled to be granted incentive options to purchase common shares of the Company under the Company’s Incentive Stock Option Plan, to such extent and in such amounts as the Board may from time to time determine and as are commensurate with the status and responsibilities of the Employee and consistent with the number of options granted to other senior executives of the Company.  No amounts to which the Employee may be entitled as a result of the exercise of any stock options will be treated as or considered to be part of the Base Salary.

3.04

Other Benefits.  The Employee will be eligible to participate in all employee benefit plans or programmes in effect for executive and key management employees of the Company including, without limitation, medical, dental, insurance, pension or retirement plans, to the extent of and in accordance with the rules and agreements governing such plans or programmes so long as such plans and programmes are in effect, in addition to the compensation otherwise provided for in this Article Three.  The Employee acknowledges that, at the present time, the only such benefit plan currently in effect for which the Company will be paying the premiums is the Manulife Financial “AlphaPlus Group Benefit” program (the “Benefit Plan”), which provides:

(a)

subject to section 3.08, life insurance;

(b)

 accidental death and dismemberment insurance;

(c)

extended health care;

(d)

dental care; and

(e)

long-term disability insurance,

all as more particularly summarized in the materials provided to the Employee.  The Employee acknowledges that such coverage will be upon, and is subject to, the terms and conditions provided for in such Benefit Plan, including any conditions on the insurability of the Employee and any changes that may be made to the Benefit Plan in the future (provided that the Company will use its best efforts not to materially reduce, or permit to be materially reduced, the current benefits under the Benefit Plan unless such benefits become commercially impracticable for the Company to maintain).  In addition, the Company will pay the premiums for the Employee’s basic medical insurance under the British Columbia provincial health plan.

3.05

Expenses.  The Company will promptly reimburse the Employee (or will provide the Employee with an appropriate cash advance or the use of a corporate credit card) for reasonable expenses incurred by him in the performance of his duties and responsibilities hereunder including entertainment and travel expenses commensurate with his position and duties, provided that, if requested by the Company at the time such reimbursement is requested from the Company, receipts for all expenses in excess of ONE HUNDRED ($100) DOLLARS are presented.  All request for expense reimbursements, or accountings for expense advances or credit card charges, will be accompanied by an expense report suitable to the Company, acting reasonably.

3.06

Vacation.  The Employee will be entitled in each calendar year to TWENTY-FIVE (25) days’ paid vacation, to be taken at such time or times as the Employee may select and as the Board or the President may reasonably approve having regard to the business, affairs and operations of the Company.  If in any calendar year of the Term, the Employee is employed for only a part of such year, such vacation entitlement will be prorated as though it were accruing from day to day.  The Employee may not carry all or any portion of the vacation earned in one calendar year of the Term beyond March 31 of the following calendar year(s) of the Term without written approval of the President.  Subject to any such approved carry-over vacation pay owing for accrued but unused vacation time in any year of the Term will be paid to the Employee on or before April 30 in the next following year.  The Employee and the Company recognize and acknowledge that the Employment Standards Act (B.C.) requires that the Employee take, as time off in each year, at least the statutory minimum yearly number of vacation days prescribed by such Act.

3.07

Medical and Other Insurance while out of Canada.  The Company will provide, at its cost, medical insurance covering the Employee while the Employee is outside of Canada and engaged in the performance of his duties hereunder, including, without limitation, medivac insurance covering the costs of returning the Employee to Canada for medical treatment if circumstances warrant.  The Company will also use its reasonable efforts to obtain, and pay the premiums for, insurance covering the Employee in the case of any kidnapping of the Employee while outside of Canada and engaged in performing his duties hereunder, but will be under no liability if such insurance is not available on reasonable commercial terms.

3.08

Life Insurance.  Subject to his insurability, the Company will procure, on behalf of the Employee, one or more policies of life insurance covering the Employee and having an aggregate death benefit (together with any policy of life insurance insuring the Employee pursuant to the Benefit Plan) of not less than CAD TWO HUNDRED THOUSAND (CAD 200,000) DOLLARS.  The Company will pay all premiums in connection therewith.  Except with respect to the policy(ies) issued pursuant to the Benefit Program (in which case there will be a conversion privilege allowing the Employee to convert such policy(ies) to (an) individual policy(ies) if the Benefit Plan terminates), the Employee will be the owner of (all) such policy(ies) and, in any event, will be entitled, in his sole discretion, to name the beneficiary(ies) thereunder, and to amend such designation(s) as he may see fit.  Such policy(ies) may be procured by the Company either under the Benefit Plan or otherwise in its sole discretion, or both, provided that all such policies will be issued by reputable underwriters of such insurance.

3.09

Sick Day Allowance.  Subject to section 3.10, the Employee will be permitted to take up to seven (7) paid sick days per calendar year, provided that such entitlement will not be banked or carried over from one calendar year to the next.  If in any calendar year of the Initial Term or any Renewal Term, the Employee is employed for only a part of such year, such sick day entitlement will be prorated as though it were accruing from day to day.

3.10

Exception for Permanent Disability.  Notwithstanding section 3.09, if the Employee suffers from any physical or mental incapacity, disease or affliction which has the effect provided in subsection 4.02(a), the Company will:

(a)

if, and for so long as, no benefits are being paid to the Employee under the long term disability insurance provisions of the Benefit Plan, continue to pay to the Employee:

(i)

the Base Salary, and

(ii)

all other benefits otherwise payable to the Employee pursuant to this Agreement,

until such time as the Company may terminate the Employee pursuant to subsection 4.01(c); and

(b)

if, and for so long as, benefits are being paid to the Employee under the long term disability insurance provisions of the Benefit Plan, pay to the Employee:

(i)

such portion of the Base Salary as will, when added to the amount(s) being paid to the Employee pursuant to the long term disability insurance provisions of the Benefit Plan, result in the Employee receiving, in the aggregate, an amount equal to the Base Salary, and

(ii)

all other benefits hereunder,

until such time as the Company may terminate the Executive pursuant to subsection 4.01(c).

3.11

Safety Equipment to be Provided by the Company.  The Company will, at its cost supply to the Employee, or will reimburse the Employee for the reasonable costs of, all requisite safety, health and environmental equipment and supplies necessary for the Employee to properly carry out and perform his duties hereunder.

ARTICLE 4 - TERMINATION

4.01

Termination by Company For Just Cause or Permanent Disability.  Notwithstanding anything in this agreement to the contrary, the Company may terminate the employment of the Employee hereunder without notice or compensation in lieu if:

(a)

the Employee is guilty of misconduct or poor performance that would constitute just cause for summary dismissal including, without limitation:

(i)

engaging in any criminal act, theft, dishonesty or direct conflict of interest resulting directly or indirectly in personal gain to the Employee at the Company’s expense,

(ii)

any offence for which the Employee is charged and convicted under Section 155 of the Securities Act (B.C.), or

(iii)

materially breaching any of the terms and conditions of this agreement,

(“Just Cause”);

(b)

the ability of the Employee to work in Canada is adversely affected or terminated by virtue of the termination or cancellation of his Canadian work permit (“Permit Cancellation”);

(c)

the Employee suffers Permanent Disability; or

(d)

the Employee dies,

by giving written notice to the Employee of its intention to terminate this agreement on the date specified in such notice (except in the case of death, in which case such termination is automatically effective on the day which is thirty (30) days after the date of death without any requirement for notice, provided that the Base Salary which would otherwise have been payable to the Employee during such period will be paid to the estate of the Employee).

4.02

Definition of “Permanent Disability”.  For the purposes of section 4.01, "Permanent Disability" means any physical or mental incapacity, disease or affliction which:

(a)

prevents the Employee to a substantial degree from performing his duties as Vice-President, Exploration of the Company; and

(b)

has existed for either a continuous period of ONE HUNDRED AND TWENTY (120) DAYS or a total of ONE HUNDRED AND EIGHTY (180) DAYS in any period of THREE HUNDRED AND SIXTY-FIVE (365) consecutive days.

4.03

Termination by Company or Employee.  Notwithstanding anything in this agreement to the contrary:

(a)

the Company may terminate the employment of the Employee other than for Just Cause, Permit Cancellation or Permanent Disability by giving written notice to the Employee of its intention to terminate this agreement on the date specified in such notice (which date will not be less than SIXTY (60) DAYS nor more than ONE HUNDRED AND EIGHTY (180) DAYS after the giving of such notice), or

(b)

the Employee may, by giving written notice to the Company, terminate his employment with the Company on the date specified in such notice, which date will be not less than SIXTY (60) DAYS nor more than ONE HUNDRED AND TWENTY (120) DAYS after the giving of such notice, provided that the Company will, at its option, be entitled to reduce the notice given to NINETY (90) DAYS.

4.04

Salary in Lieu of Notice.  If the Employee's employment is terminated by either the Company or the Employee pursuant to section 4.03, the Company will have the right, in lieu of permitting the Employee to continue to work all or part of the notice period, to pay to the Employee a lump sum equivalent to the Base Salary for the applicable period and to immediately require the Employee to immediately cease his duties as Vice-President, Exploration of the Company.

4.05

Payment of Final Wages.  Upon the effective date of termination of the Employee’s employment pursuant to sections 4.01 or 4.03, the Company will pay to the Employee an amount equal to any accrued but unpaid Base Salary and vacation pay up to the date of such termination, and any expenses in excess of any outstanding expense advances made to the Employee for which an expense account has been submitted and remains unpaid, provided that, in the case of a termination due to Permanent Disability, any amounts payable to the Employee hereunder will be reduced by the amount of any benefits paid to the Employee under the long term disability insurance provisions of the Benefit Plan prior to the effective date of termination.

4.06

No Further Liability.  The Employee agrees to accept the payments and, where applicable, notice under this Article 4 in full satisfaction of his entitlements arising out of the termination of his employment hereunder, whether under statute or common law, including any entitlement to reasonable notice.

ARTICLE 5 – NON-COMPETITION

5.01

Agreement Not to Compete.  The Employee acknowledges that in the course of his duties and obligations under this Agreement, he will acquire access to Confidential Information (as defined in Section 6.02) and the Employee further acknowledges that if he were to compete against the Company or an affiliate of the Company or be employed or in any way involved with a person or company that was in competition with the Company or an affiliate of the Company following the termination of his employment with the Company, the Company would suffer irreparable damages. Accordingly, the Employee will not, at any time or in any manner during the Term, or at any time within TWO (2) YEARS after termination of his employment with the Company under this Agreement for any reason and notwithstanding any alleged breach of this Agreement:

(a)

directly or indirectly engage in any business involving the acquisition, exploration, development or operation of any mineral property which is competitive or in conflict with the business of the Company or its affiliates;

(b)

accept employment or office with or render services or advice to any other company, firm or individual, whether a competitor or otherwise, engaged in the acquisition, exploration, development or operation of any mineral property which is competitive or in conflict with the business of the Company or its affiliates;

(c)

solicit or induce any director, officer or employee of the Company or any of its affiliates to end their association with the Company or its affiliates; or

(d)

take any other action inconsistent with the fiduciary relationship of a senior executive officer to his Company,

without the written consent of the Company.

5.02

Definition of “mineral property which is competitive or in conflict with the business of the Company or its affiliates”.  For the purposes of this agreement, a mineral property which is competitive or in conflict with the business of the Company or its affiliates is one:

(a)

which is primarily prospective for gold, silver or any base metal (or any combination thereof, with or without other minerals), and

(b)

any part of which lies within a horizontal distance of TEN (10) kilometres from the outer boundaries of any mineral property in which the Company or any of its affiliates holds, or has the right to acquire, an interest.

5.03

Employee is a Fiduciary.  The Employee acknowledges and agrees that he is a fiduciary of the Company and, accordingly, based upon the current business activities of the Company, the restrictive covenants set forth in Section 5.01 of this agreement are necessary and fundamental to the protection of the business of the Company and reasonable and valid, and all defences to the strict enforcement thereof by the Company are hereby waived by the Employee.

5.04

Adjustments by Court or Arbitrator.  If any of the activities, time periods or areas specified in Section 5.01 are considered by a court of competent jurisdiction as being unreasonable, the parties agree that such court will have the authority to limit such activities, periods or areas as the court deems proper in the circumstances so as to fully protect the Company and its shareholders while not unnecessarily restricting the Employee (or, if a court declines to do so, the matter will be referred to arbitration under the British Columbia International Commercial Arbitration Centre rules and the arbitrator will have such authority).

ARTICLE 6 – CONFIDENTIALITY

6.01

Agreement to Keep Information Confidential.  The Employee will, at all times during the Term and for a period of TWO (2) YEARS after termination of his employment with the Company under this Agreement for any reason and notwithstanding any alleged breach of this Agreement:

(a)

hold in secrecy, as trustee or custodian for the Company and the Company’s exclusive benefit and use, all of the Company’s Confidential Information (as defined below) and all Confidential Information of any affiliates of the Company, whether or not discovered, made or contributed to, in whole or in part, by the Employee;

(b)

not divulge any Confidential Information to any person or persons, without the previous written consent of the President; and

(c)

not use or attempt to use any Confidential Information that he may acquire in the course of his employment with the Company under this agreement for his own benefit, directly or indirectly, or for the benefit of any other person.

6.02

Definition of Confidential Information.  For the purposes of this Agreement, the term “Confidential Information” means:

(a)

any information relating to the claims, concessions, licenses or other interests in minerals or in mineral properties, in which the Company holds, or has a right to acquire, an interest (whether directly or indirectly, such as pursuant to a joint venture or otherwise) or other properties in which the Company holds an interest (whether directly or indirectly, such as pursuant to a joint venture or otherwise) (collectively the “Properties”) and the assets, liabilities, business, operations, shareholdings, products, processes or activities of the Company that are not generally known to the public, including, but not limited to title, ownership, geological, mining, metallurgical, engineering and economic studies, budgets and programs, strategies, data, maps, plans, reports, results, drawings, interpretations, assays, forecasts, records and other technical information;

(b)

any information derived from a site visit or visits to any of the Properties or an examination of any rock, soil, minerals, ore or other samples or substances extracted from any of the Properties;

(c)

all summaries or extracts from and all notes, memoranda, studies, maps, records, notebooks, compilations, analyses or other documents based upon the information specified in clauses (a) or (b) above; and

(d)

any information similar to clauses (a) through (c) above in respect of a mineral property being considered by the Company or any of its affiliates for possible acquisition.

6.03

Return of Information.  All documents, records, notebooks, work papers, notes, memoranda, studies, compilations, analyses and similar repositories of or containers of Confidential Information, made or compiled by the Employee (in whatever form, including, paper, photographic, electronic, digital or otherwise) at any time during the Term, or made available to the Employee during or prior to the Term by the Company or any affiliate of the Company, including any and all copies thereof, will be the property of the Company or its affiliate, as the case may be, and belongs solely to the Company or its affiliate, as the case may be, and will be held by the Employee in trust and solely for the befit of the Company or its affiliate, as the case may be, and will be delivered to the Company by the Employee upon the termination of the Employee’s employment with the Company or at any other time upon request by the Company.  The Employee will deliver a statutory declaration to the Company upon termination of his employment attesting to his compliance with this Section 6.03.

ARTICLE 7 – CORPORATE OPPORTUNITIES

7.01

Obligation to Disclose Corporate Opportunities.  During the Term, the Employee will communicate at once to the Company all business opportunities (including with respect to the acquisition of potential mineral deposits), inventions and improvements in the nature of the business of the Company located anywhere in the world which, during the Term, the Employee may conceive, make, or discover, become aware of, directly or indirectly, or have presented to him in any manner, that relate in any way to the business of the Company, either as it is now or as it may develop, and such business opportunities, inventions and improvements will become the exclusive property of the Company without any obligation on the part of the Company to make any payment or reimbursement therefor to the Employee, in addition to the Base Salary described in this Agreement.

ARTICLE 8 – NOTIFICATION OF LAWSUITS

8.01

Obligation to Disclose Suits.  The Employee will promptly notify the President or the Board of any lawsuit, proceeding or other action commenced or taken against the Company or any of its affiliates or any facts or circumstances of which the Employee is aware which may reasonably form the basis of any lawsuit, proceeding or action against the Company or any of its affiliates.

8.02

Obligations to Disclose Violations of Laws.  The Employee will promptly notify the Board if he becomes aware that the Company or any of its affiliates has violated any law, regulation or order or if the Employee receives notice that any administrative or judicial complaint has been filed against the Company or any of its affiliates.

ARTICLE 9 – AGREEMENT VOLUNTARY AND EQUITABLE

9.01

Acknowledgement.  The Company and the Employee acknowledge and declare that they each have carefully considered and understand the terms and conditions of employment contained in this agreement including, but without limiting the generality of the foregoing, the Employee’s rights upon termination and the restrictions on the Employee after termination, and acknowledge and agree that the terms and conditions of employment and rights and restrictions upon termination set forth herein are mutually fair and equitable.  Each of the parties covenants, agrees and acknowledges that each of them was fully and plainly instructed to seek and obtain independent legal and tax advice regarding the terms and conditions and execution of the agreement and each of them has sought and obtained such legal and tax advice and acknowledges that each has executed this agreement voluntarily understanding the nature and effect of this Agreement after receiving such advice.

ARTICLE 10 - MISCELLANEOUS

10.01

Binding Agreement.  This agreement is personal to and will be binding on the parties hereto and their respective successors in interest but, except as hereinafter provided, will not be assignable by either party.  The Company will be entitled to assign this agreement to any continuing or successor Company resulting from any amalgamation, consolidation, merger or arrangement with one or more affiliates of the Company.  This agreement and all rights of the Employee hereunder will enure to the benefit of and be enforceable by the Employee's heirs, executors, administrators or other legal personal representatives.

10.02

Notices.  Any notice or other communication required or permitted to be given or made hereunder will be in writing and will be well and sufficiently given or made if:

(a)

enclosed in a sealed envelope and delivered in person to the party hereto to whom it is addressed at the relevant address set forth below; or

(b)

sent by facsimile or other means of recorded electronic communications;

if to the Company addressed to it at:

Cardero Resource Corp.
1901 - 1177 West Hastings Street
Vancouver, B.C.
V6E 2K3

Attention:

President
Facsimile:

(604) 408-7499

and if to the Employee, addressed to him at:

344 West 26th Street
North Vancouver, B.C.
V7N 2G6

Any notice or other communication so given will be deemed to have been given and to have been received on the day of delivery, if delivered, and on the day of sending, if sent by facsimile or other means of recorded electronic communication (provided such delivery or sending is during normal business hours on a business day and, if not, then on the first business day thereafter).  Either party hereto may change his or its address for notice by notice to the other party hereto given in the manner aforesaid.

10.03

Modification and Waiver.  No provision of this agreement may be modified or amended unless such modification or amendment is authorized by the Board and is agreed to in writing by the Employee and the Company.  No waiver by either party hereto of any breach by the other party hereto of any condition or provision of this agreement will be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.  No agreement or representations, oral or otherwise, express or implied, with respect to the employment of the Employee by the Company have been made by either party which are not set forth expressly in this agreement.

10.04

Acknowledgement.  The Employee acknowledges and agrees that the notice or payments in Article 4 hereof include his entitlement, if any, to payment in lieu of notice and/or severance pay under applicable employment standards or other legislation.

10.05

Survival of Obligations.  The obligations of the parties pursuant to sections 2.03, 4.05 and Articles 5, 6, 7, 9 and 10 of this agreement will survive the termination of this agreement and the Employee's employment hereunder for a period of not less than TWO (2) YEARS.

10.06

Entire Agreement.  This agreement contains all the terms and conditions agreed upon by the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto.  There are no agreements collateral or supplementary hereto.

10.07

Law Governing.  This agreement has been made in British Columbia and will be subject to and governed by the laws of the Province of British Columbia and the laws of Canada applicable therein.  The parties hereby attorn to the jurisdiction of the courts of British Columbia with respect to any dispute or other matter arising hereunder.

10.08

Time of Essence.  Time is and will be of the essence of this agreement.

10.09

Invalidity.  The invalidity, illegality or unenforceability of any provision hereof will not in any way affect or impair the validity, legality or enforceability of the remaining provisions hereof.

10.10

Headings.  The headings contained herein are for reference purposes only and will not in any way affect the construction or interpretation of this agreement.

10.11

Severability.  If any part of this agreement is determined to be void or unenforceable in whole or in part, it will not be deemed to affect or impair the validity of any

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other parts hereof, all of which will continue in full force and effect and be construed as if this agreement had been executed without the invalid part and it is hereby declared to have been the intention of the parties that this agreement would have been executed without reference to any part which may for any reason be determined to be void or unenforceable.

IN WITNESS WHEREOF the parties hereto have executed this agreement as of the date and year first above written.

The Corporate Seal of CARDERO RESOURCE CORP. was hereunto affixed in the presence of: (signed) Hendrik Van Alphen Authorized Signatory (signed) Marla Ritchie Authorized Signatory	) ) ) ) ) )c/s [SEALED] ) ) ) )

SIGNED, SEALED AND DELIVERED by MARK D. CRUISE in the presence of: (signed) Quentin Mai Name 903-950 Jervis, Vancouver BC Address IR Professional Occupation	) ) ) ) ) ) ) ) )(signed) Mark D. Cruise (seal) )MARK D. CRUISE ) ) )

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